Exhibit 99.1

Dorian LPG Ltd. Announces First Quarter Fiscal Year 2027 Financial Results

Stamford, CT –August 5, 2026 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2026.

Key Recent Developments

●	Declared an irregular cash dividend totaling approximately $42.8 million, or $1.00 per share, to be paid on or about August 12, 2026 to all shareholders of record as of July 27, 2026.
●	Prepaid $23.9 million of the BALCAP Facility’s then outstanding principal related to the 2015-built VLGC Constellation in July 2026.
●	Completed the sale of our 2014-built VLGC Corsair and received proceeds net of commission of $80.8 million in July 2026.
●	Completed the sale of our 2015-built VLGC Constellation and received proceeds net of commission of $85.6 million in July 2026.

Highlights for the First Quarter Fiscal Year 2027

●	Revenues of $187.9 million.
●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $75,926.
●	Net income of $138.3 million, or $3.24 earnings per diluted share (“EPS”), and adjusted net income(1) of $107.2 million, or $2.52 adjusted earnings per diluted share (“adjusted EPS”).(1)
●	Adjusted EBITDA(1) of $165.4 million.
●	Prepaid $16.5 million of the 2023 A&R Debt Facility, the proportion related to the 2015-built VLGC Cobra in April 2026.
●	Completed the sale of the 2015-built VLGC Cobra in May 2026, generating proceeds of $81.9 million net of commission, recognizing a gain on sale of $30.1 million.
●	Prepaid the Corsair Japanese Financing’s then outstanding principal of $24.2 million.
●	Entered into agreement for one newbuilding dual-fuel Panamax VLGC in June 2026, expected to be delivered from HD Hyundai Heavy Industries Co. Ltd. in the third calendar quarter of 2029.
●	Declared and paid an irregular cash dividend totaling $42.8 million in May 2026.
(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “An increase in transportation demand because of geopolitical disruption contributed to our record financial results in the quarter ended June 30, 2026. The dislocations and uncertainty are continuing to result in high volatility and extraordinary freight rates in the current quarter. We declared our 19th consecutive quarterly irregular dividend, completed several sales, and placed an order with HD Hyundai for a dual-fuel 90,000 cbm ship for delivery in Q3 2029. We are fortunate that our seafarers are safe and grateful to them and our shore side groups for their contribution to this record quarter’s results.”

First Quarter Fiscal Year 2027 Results Summary

Net income amounted to $138.3 million, or $3.24 per diluted share, for the three months ended June 30, 2026, compared to $10.1 million, or $0.24 per diluted share, for the three months ended June 30, 2025.

Adjusted net income amounted to $107.2 million, or $2.52 per diluted share, for the three months ended June 30, 2026, compared to adjusted net income of $11.3 million, or $0.27 per diluted share, for the three months ended June 30, 2025. Adjusted net income for the three months ended June 30, 2026 is calculated by adjusting net income for the same period to exclude a gain on disposal on vessel of $30.1 million and an unrealized gain on derivative instruments of $0.9 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $95.9 million increase in adjusted net income for the three months ended June 30, 2026, compared to the three months ended June 30, 2025, is primarily attributable to (i) increases of $103.7 million in revenues and $0.2 million in interest income; and (ii) decreases of $3.4 million in general and administrative expenses, $1.8 million in vessel operating expenses, $0.9 million in voyage expenses, $0.8 million in depreciation and amortization expenses; partially offset by increases of (i) $11.9 million in charter hire expenses, $1.7 million in profit sharing expenses, and $1.0 million in interest and finance costs; and (ii) a reduction of $0.3 million in realized gain on derivatives.

The TCE rate per available day for our fleet was $75,926 for the three months ended June 30, 2026, a 91.1% increase from $39,726 for the same period in the prior year. Please see footnote 5 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day decreased to $10,356 for the three months ended June 30, 2026 compared to $11,466 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party and other revenues, net, were $187.9 million for the three months ended June 30, 2026, an increase of $103.7 million, or 123.1%, from $84.2 million for the three months ended June 30, 2025, primarily due to higher average TCE rates and increased available days. TCE rates rose by $36,200 per available day from $39,726 for the three months ended June 30, 2025 to $75,926 for the three months ended June 30, 2026, primarily due to higher spot rates; partially offset by higher bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $199.694 during the three months ended June 30, 2026 compared to an average of $63.500 during the three months ended June 30, 2025. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah increased from $511 during the three months ended June 30, 2025, to $863 during the three months ended June 30, 2026. Additionally, available days for our fleet increased from 2,086 for the three months ended June 30, 2025 to 2,469 for the three months ended June 30, 2026, mainly driven by an increase in the number of vessels in our fleet, and a decrease in the number of vessels drydocked.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $22.6 million for the three months ended June 30, 2026 compared to $10.7 million for the three months ended June 30, 2025. The increase of $11.9 million, or 110.9%, was mainly driven by an increase in time chartered-in days from 370 for the three months ended June 30, 2025 to 546 for the three months ended June 30, 2026. Additionally, there was an increase in the average rate per time chartered-in day.

Vessel Operating Expenses

Vessel operating expenses were $20.1 million during the three months ended June 30, 2026, or $10,356 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically-managed vessels that were in our fleet, decreased by $1.8 million, or 8.1% from $21.9 million for the three months ended June 30, 2025. The decrease of $1,110 per vessel per calendar day, from $11,466 for the three months ended June 30, 2025 to $10,356 per vessel per calendar day for the three months ended June 30, 2026 was mainly a result of a decrease of $1,310 per vessel per calendar day of non-capitalizable drydock-related operating expenses. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses increased by $200 from $10,108 for the three months ended June 30, 2025 to $10,308 for the three months ended June 30, 2026, mainly as a result of increases in spares and stores and repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $13.5 million for the three months ended June 30, 2026, a decrease of $3.4 million, or 20.2%, from $16.9 million for the three months ended June 30, 2025. The decrease was primarily driven by a decrease of $4.3 million in cash bonuses as a result of the timing of the recognition of discretionary cash bonuses in the three months ended June 30, 2025 compared to the three months ended June 30, 2026, due to the implementation of the Annual Cash Incentive Plan (the “ACIP”), which is recognized throughout the fiscal year. This was partially offset by increases of $0.4 million in employee-related costs and benefits, $0.3 million in stock-based compensation, and $0.2 million in other general and administrative expenses.

Gain on Disposal of Vessel

Gain on disposal of vessel amounted to $30.1 million for the three months ended June 30, 2026 and was attributable to the sale of the 2015-built VLGC Cobra. There was no gain on disposal of vessel for the three months ended June 30, 2025.

Interest and Finance Costs

Interest and finance costs amounted to $8.7 million for the three months ended June 30, 2026, an increase of $1.0 million, or 12.7%, from $7.7 million for the three months ended June 30, 2025. The increase of $1.0 million during this period was mainly due to (i) an increase of $0.7 million in loan expenses, (ii) a decrease of $0.5 million in capitalized interest, and (iii) an increase of $0.3 million in amortization of deferred financing fees, partially offset by (iv) a reduction of $0.5 million in interest on our long-term debt. The decrease in interest on our long-term debt was driven by a reduction in average indebtedness, excluding deferred financing fees, from $553.0 million for the three months ended June 30, 2025 to $537.9 million for the three months ended June 30, 2026.

Unrealized Gain / Loss on Derivatives

Unrealized gain on derivatives amounted to $0.9 million for the three months ended June 30, 2026, compared to a loss of $1.2 million for the three months ended June 30, 2025. The $2.1 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Fleet

The following table sets forth certain information regarding our fleet as of July 30, 2026.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	and/or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(6)	—
Comet(4)	84,000	Hyundai	2014	X	S	Pool-TCO(7)	Q2 2027
Corvette(4)	84,000	Hyundai	2015	X	S	Pool(6)	—
Cougar(5)	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q2 2029
Concorde	84,000	Hyundai	2015	X	S	Pool(6)	—
Continental	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Constitution	84,000	Hyundai	2015	X	S	Pool(6)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q2 2027
Cresques(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(6)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(6)	—
Cratis(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Chaparral(5)	84,000	Hyundai	2015	X	—	Pool-TCO(7)	Q3 2027
Copernicus(5)	84,000	Hanwha Ocean	2015	X	S	Pool(6)	—
Commander(4)	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q1 2027
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(7)	Q2 2030
Caravelle(5)	84,000	Hyundai	2016	X	S	Pool(6)	—
Captain Markos(5)	84,000	Kawasaki	2023	X	DF	Pool(6)	—
Areion(3)	93,000	Hanwha Ocean	2026	X	S/DF	Pool(6)	—
Total	1,603,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(6)	—
HLS Citrine(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(6)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(6)	—
Crystal Asteria(11)	84,229	Kawasaki	2021	X	DF	Pool(6)	—
BW Tokyo(12)	83,271	Mitsubishi	2009	—	—	Pool(6)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Vessel is capable of carrying ammonia cargo.
(4)	Vessel is fitted to carry ammonia cargo.
(5)	Operated pursuant to a bareboat chartering agreement. See Note 8 to our unaudited interim condensed consolidated financial statements.
(6)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(7)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2027.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2026.
(12)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2028. Vessel operates under a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

Market Outlook & Update

Geopolitical developments dominated LPG markets throughout the second calendar quarter of 2026 (“Q2 2026”), driven by the Middle East conflict and effective closure of the Strait of Hormuz. This caused significant volatility in crude and refined products, with average monthly Brent prices rising to $133 per barrel in April from $68 per barrel at the start of the year. Despite higher crude prices, average LPG prices declined over the quarter, especially in the Far East, where monthly propane prices fell from $909 per metric ton in March to $657 per metric ton by quarter-end. Relative to crude, Far East propane weakened from 66% of Brent in the first calendar quarter of 2026 (“Q1 2026”) to 59% in Q2 2026.

In the West, the propane market evolved differently, with the U.S. strengthening its position as the primary balancing supplier. Robust NGL production and new, flexible new export infrastructure following Enterprise's Neches River Terminal start-up in April 2026, underscored this trend. Total U.S. LPG exports increased from approximately 18 million metric tons (“MMT”) in Q1 2026 to more than 21 MMT in Q2 2026, reaching a record 7.3 MMT in May. Export growth was supported by strong NGL production and inventories above the five-year average, adding pressure on U.S. LPG prices. Propane averaged 34% of WTI during Q2 2026, compared with 39% in Q1 2026 and 51% in Q2 2025. Butane also weakened from 51% of WTI in Q1 2026 to 47% in Q2 2026, but held up better due to demand for more evenly split cargoes, particularly from India after the loss of Middle Eastern supply.

In Northwest Europe, propane and butane flat prices increased during Q2 2026 in line with higher crude oil prices. However, on a relative basis both products weakened against Brent. Propane declined from an average of 59% of Brent in Q1 2026 to 46% in Q2 2026, while butane fell from 65% to 62% over the same period.

Petrochemical economics improved markedly in Q2 2026, with margins returning to positive territory for both propane- and naphtha-based ethylene production in Northwest Europe, supporting some ethylene capacity restarts after maintenance outages in the Netherlands and Portugal. In the Far East, naphtha steam cracker margins remained negative, while propane-based production returned to profitability. Average propane steam cracker margins increased to approximately $244 per metric ton, compared with an average loss of $53 per metric ton in Q1 2026. Propane Dehydrogenation margins also recovered, averaging more than $120 per metric ton, supported by stronger propylene and polypropylene prices.

Despite improving petrochemical margins, Chinese LPG imports remained subdued at the start of the quarter as many market participants adopted a cautious wait-and-see approach amid continuing geopolitical uncertainty. Imports fell to just 1.6 MMT in April before recovering steadily to 2.3 MMT by the end of the quarter. Nevertheless, volumes remained below 2025 levels, with total Q2 2026 imports reaching 7.3 MMT compared with 9.3 MMT during the second calendar quarter of 2025. This also reflects the abrupt halt to regular exports from the Middle East in March for April discharge.

VLGC freight rates increased sharply in Q2 2026, with the Baltic Index averaging around $190 per metric ton, up from approximately $95 per metric ton in Q1 2026. The increase was driven primarily by geopolitical tensions in the Middle East, which tightened the effective supply-demand balance through vessel rerouting, fleet repositioning, reduced prompt availability, and longer voyage durations. Robust U.S.–Asia export flows also increased ton-mile demand as U.S. cargoes replaced lost Middle East volumes. Freight markets were further supported by elevated war-risk insurance premiums, higher bunker prices, Panama Canal congestion and costs, and shipowner reluctance to re-enter the Arabian Gulf, creating operational inefficiencies and sustained pressure on rates.

During Q2 2026, the global VLGC fleet expanded moderately with the delivery of nine new vessels. Looking ahead, a further 155 VLGCs/VLACs—equivalent to approximately 13.9 million cbm of carrying capacity—are scheduled for delivery through calendar year 2030, including 50 new orders placed during the second quarter. The average age of the global fleet now stands at approximately 11.9 years, while the combined VLGC/VLAC orderbook has increased to around 35.7% of the existing fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2026	June 30, 2025
Statement of Operations Data
Revenues	$187,884,848	$84,211,966
Expenses
Voyage expenses	422,621	1,342,756
Charter hire expenses	22,614,002	10,721,911
Profit sharing expenses	1,676,988	—
Vessel operating expenses	20,143,217	21,911,606
Depreciation and amortization	17,649,067	18,379,147
General and administrative expenses	13,500,048	16,910,101
Total expenses	76,005,943	69,265,521
Gain on disposal of vessel	30,116,869	—
Other income—related parties	669,079	645,364
Operating income	142,664,853	15,591,809
Other income/(expenses)
Interest and finance costs	(8,695,333)	(7,714,797)
Interest income	2,979,719	2,843,446
Unrealized gain/(loss) on derivatives	932,965	(1,183,841)
Realized gain on derivatives	286,510	539,429
Other gain/(loss), net	116,308	6,055
Total other expenses, net	(4,379,831)	(5,509,708)
Net income	$138,285,022	$10,082,101
Earnings per common share—basic	3.25	0.24
Earnings per common share—diluted	$3.24	$0.24
Financial Data
Adjusted EBITDA(1)	$165,430,566	$38,578,336
Fleet Data
Calendar days(2)	1,945	1,911
Time chartered-in days(3)	546	370
Available days(4)	2,469	2,086
Average Daily Results
Time charter equivalent rate(5)	$75,926	$39,726
Daily vessel operating expenses (6)	$10,356	$11,466

(1)	Adjusted EBITDA is an unaudited non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that Adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including Adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2026	June 30, 2025
Net income	$138,285,022	$10,082,101
Interest and finance costs	8,695,333	7,714,797
Unrealized (gain)/loss on derivatives	(932,965)	1,183,841
Realized gain on interest rate swaps	(286,510)	(539,429)
Stock-based compensation expense	2,020,619	1,757,879
Depreciation and amortization	17,649,067	18,379,147
Adjusted EBITDA	$165,430,566	$38,578,336

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of vessel operating expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period. Time chartered-in days include 100% of time chartered-in days for our chartered-in vessel that is part of a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues. Available days include 100% of available days for our chartered-in vessel that is part of a framework agreement in which the vessel’s revenues and charter hire-in expenses are split equally with an unrelated third party.

(5)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide total revenues (including net pool revenues-related party which is calculated as Dorian’s portion of the net of a) Helios Pool gross revenues b) less voyage expenses of all the pool vessels and c) less the general and administrative expenses of the pool) by available days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except available days)	June 30, 2026	June 30, 2025
Numerator:
Revenues	$187,884,848	$84,211,966
Voyage expenses	(422,621)	(1,342,756)
Time charter equivalent	$187,462,227	$82,869,210

Pool adjustment*	(340,566)	895,366
Time charter equivalent excluding pool adjustment*	$187,121,661	$83,764,576

Denominator:
Available days	2,469	2,086
TCE rate:
Time charter equivalent rate	$75,926	$39,726
TCE rate excluding pool adjustment*	$75,788	$40,156

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(6)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2026	June 30, 2025
Net income	$138,285,022	$10,082,101
Unrealized loss/(gain) on derivatives	(932,965)	1,183,841
Gain on disposal of vessel	(30,116,869)	—
Adjusted net income	$107,235,188	$11,265,942

Earnings per common share—diluted	$3.24	$0.24
Unrealized loss/(gain) on derivatives	(0.02)	0.03
Gain on disposal of vessel	(0.70)	—
Adjusted earnings per common share—diluted	$2.52	$0.27

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	June 30, 2026	March 31, 2026
Assets
Current assets
Cash and cash equivalents	$342,141,482	$327,409,120
Trade receivables, net and accrued revenues	3,552,552	2,037,495
Due from related parties	190,448,957	97,037,584
Inventories	2,581,435	2,441,578
Vessels held for sale	156,449,076	—
Prepaid expenses and other current assets	23,913,034	21,324,303
Total current assets	719,086,536	450,250,080
Fixed assets
Vessels, net	996,811,228	1,215,930,610
Total fixed assets	996,811,228	1,215,930,610
Other non-current assets
Deferred charges, net	18,953,383	24,990,338
Derivative instruments	3,270,389	2,337,425
Due from related parties—non-current	22,000,000	26,400,000
Restricted cash—non-current	79,423	79,835
Operating lease right-of-use assets	138,685,264	148,712,528
Other non-current assets	2,943,144	2,991,901
Total assets	$1,901,829,367	$1,871,692,717
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$8,687,741	$7,990,868
Accrued expenses	5,565,363	11,327,406
Due to related parties	557,995	—
Deferred income	1,862,278	1,981,719
Current portion of long-term operating lease liabilities	44,576,592	46,661,757
Current portion of long-term debt	158,670,500	100,164,502
Dividends payable	933,092	700,366
Total current liabilities	220,853,561	168,826,618
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	348,873,457	460,230,191
Long-term operating lease liabilities	94,117,477	102,061,784
Other long-term liabilities	1,465,534	1,577,746
Total long-term liabilities	444,456,468	563,869,721
Total liabilities	665,310,029	732,696,339
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,647,868 and 54,647,868 shares issued, 42,782,681 and 42,782,681 shares outstanding (net of treasury stock), as of June 30, 2026 and March 31, 2026, respectively	546,478	546,478
Additional paid-in-capital	880,570,312	878,549,693
Treasury stock, at cost; 11,865,187 and 11,865,187 shares as of June 30, 2026 and March 31, 2026, respectively	(140,116,177)	(140,116,177)
Retained earnings	495,518,725	400,016,384
Total shareholders’ equity	1,236,519,338	1,138,996,378
Total liabilities and shareholders’ equity	$1,901,829,367	$1,871,692,717

Seasonality

Liquefied petroleum gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel, and in agriculture. The LPG shipping market historically has been stronger in the autumn months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these periods tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not always yielded the typical seasonal results. Increased buying in petrochemical industry has contributed to less marked seasonality than in the past, but there can be no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Conference Call

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-800-420-1459, or for international callers, 1-203-518-9861, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11162349. The replay will be available until August 12, 2026, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern VLGCs that transport liquefied petroleum gas globally. Dorian LPG's fleet of twenty-five modern VLGCs currently includes six dual-fuel ECO VLGCs, seventeen ECO VLGCs, and two modern VLGCs. Its business is centered around safe, reliable, clean and trouble-free transportation for its customers. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature, are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.